Exhibit 99.1

PRESS RELEASE

02/09/17

Carlisle Reports Fourth Quarter and Full Year 2016 Results

•	Fourth Quarter Reported Earnings per Share from Continuing Operations of $1.17, including $0.15 per share of tax expense related to the previously announced non-cash impairment charge
•	Full Year Reported Earnings per Share from Continuing Operations of $3.83, including $2.03 per share of after-tax impairment charges previously reported
•	Generated record full year operating cash flows of $531.2 million

SCOTTSDALE, ARIZONA, February 9, 2017 - Carlisle Companies Incorporated (NYSE:CSL) reported record net sales of $893.5 million for the fourth quarter of 2016, a 2.0% increase from $876.2 million in the fourth quarter of 2015.  Net sales from the acquisitions of Micro-Coax, Inc. (Micro-Coax) and Star Aviation, Inc. (Star Aviation) in the Carlisle Interconnect Technologies (CIT) segment, and MS Oberflächentechnik AG (MS Powder) in the Carlisle Fluid Technologies (CFT) segment, contributed a total of 2.0% to net sales in the fourth quarter of 2016.  Organic net sales (defined as net sales excluding both sales from acquisitions within the last twelve months and the impact of changes in foreign exchange rates versus the U.S. Dollar) grew 0.5%. Fluctuations from foreign exchange had a negative impact to net sales of 0.5%.

Income from continuing operations in the fourth quarter 2016 declined 6% to $76.5 million, compared with $81.7 million in the fourth quarter 2015, due to after-tax restructuring costs of $5.7 million recorded at CIT related to growth opportunities and long-term cost competitiveness improvements in the medical business, and unfavorable selling price and raw material cost dynamics at CCM. Partially offsetting the year-over-year decline were savings from the Carlisle Operating System (COS) and higher net sales volume. The Company’s effective tax rate in the fourth quarter 2016 was 29.6%, versus an effective rate of 30.3% in the prior year. On a per share basis, income from continuing operations in the fourth quarter 2016 decreased 6% to $1.17 per diluted share, from $1.24 per diluted share in the prior year.

For the full year 2016, Carlisle reported record net sales from continuing operations of $3.68 billion, a 4% increase from $3.54 billion for the prior year. Net sales growth in 2016 reflected acquired growth of 2.6% and organic net sales growth of 1.3%, partially offset by the negative impact of foreign exchange of 0.3%. For the full year 2016, Carlisle reported income from continuing operations of $250.8 million, a 22% decrease versus income of $319.6 million in 2015. On a per share basis, income from continuing operations in 2016 decreased 21% to $3.83 per diluted share, from $4.82 per diluted share in the prior year.

(Dollars in millions, except per share amounts)	Q4 2016(2)	Q4 2015	YTD 2016(1)	YTD 2015
Net Sales	$893.5	$876.2	$3,675.4	$3,543.2

Earnings before interest and income taxes (EBIT)	115.2	125.7	441.1	501.9
Adjusted EBIT	115.2	125.7	582.6	501.9

Income from continuing operations, net of tax	76.5	81.7	250.8	319.6
Adjusted income from continuing operations, net of tax	86.6	81.7	383.5	319.6

Diluted earnings per share from continuing operations	1.17	1.24	3.83	4.82
Adjusted diluted earnings per share from continuing operations	1.32	1.24	5.86	4.82

Carlisle Brake & Friction segment EBIT	(2.9)	0.5	(135.7)	17.3
Adjusted Carlisle Brake & Friction segment EBIT	(2.9)	0.5	5.8	17.3

(1)Adjusted to exclude goodwill and intangible asset impairment charges totaling $141.5 million pre-tax, $132.7 million after-tax or $2.03 per share for the YTD period. See related Non-GAAP Reconciliation in the financial exhibits.

(2)Adjusted to exclude the Q4 2016 income tax effect of the above goodwill and intangible asset impairment charges of $10.1 million or $0.15 per share. See related Non-GAAP Reconciliation in the financial exhibits.

All financial and percentage comparisons in the Company’s fourth quarter 2016 reporting are made to the same quarter of the previous year, unless otherwise stated.  This press release also includes non-GAAP measures of financial performance based on a comparison of three and twelve months ended December 31, 2016 to 2015 selected financial results for Carlisle and the CBF segment, adjusted to exclude the pre-tax impairment charges recorded in the third quarter of 2016 and related tax impacts recorded in the fourth quarter 2016.  For a reconciliation to the reported GAAP amounts, refer to the financial exhibits.

Comment

D. Christian “Chris” Koch, President and Chief Executive Officer, said, “The outstanding 2016 results are a direct reflection of the effort, execution and daily focus on continuous improvement by Carlisle’s more than 13,000 employees across the globe. We achieved record net sales and record net cash provided by operating activities. We successfully executed on our commitment to deploy capital in support of our growth strategy as further evidenced by the completion of three acquisitions in 2016 – MS Powder, Micro-Coax and Star Aviation. In January 2017, we announced the San Jamar acquisition in the FoodService Products segment and the European acquisition of Arbo in the Construction Materials segment. The Carlisle Operating System (COS) continues to drive operational excellence company-wide, and significantly contributed to our 2016 EBIT performance.

“Our businesses generated $531.2 million in cash from operations, setting another record. Our cash was used to make investments in acquisitions and capital expenditures totaling $294.3 million. In addition, we returned $159.5 million to shareholders in dividends and share repurchases. We ended the year with $385.3 million in cash on hand, and used approximately $227 million of this cash to acquire San Jamar and Arbo in January of this year. We have $600 million of availability on our credit facility, and with our strong cash generation, we expect to have ample liquidity to make further investments in our businesses and continue to return capital to our shareholders.

“Carlisle Construction Materials (CCM) achieved record net sales of $2.1 billion, a 2.5% increase over the prior year, and record EBIT margin of 21.0% in 2016. Sales volume growth was led by high single digit growth experienced in U.S. non-residential commercial roofing markets, offset by weakness in Canada and other select international markets. CCM’s record operating performance for the year was outstanding, with EBIT growing an impressive 23% in 2016 and EBIT margin increasing 350 basis points. Higher net sales volume, favorable raw material cost dynamics, a relatively stable selling price environment and COS savings were the key contributors to the record EBIT performance in 2016.

“On January 31st we announced the acquisition of Arbo Holdings Limited (Arbo), a leading provider of sealants, coatings and membrane systems based in Belper, England. Arbo complements our leading position in EPDM (rubber) roofing systems in Europe and adds new products to our weatherproofing offerings used to improve the thermal performance of buildings. We are pleased to welcome the Arbo team to Carlisle.

“The outlook in commercial construction in the U.S. remains positive. In 2017, we expect CCM to achieve mid-single digit sales growth, and continue to operate with the same commitment to maintain price discipline and leadership in their markets.

“Carlisle Interconnect Technologies (CIT) also had an excellent year in 2016, achieving record net sales of $834.6 million, a 6.4% increase over the prior year, reflecting acquisition growth of 3.4%, and organic net sales growth of 3.2%. The organic sales growth was supported by mid-single digit growth in commercial aerospace markets and high single digit growth in medical markets. CIT’s EBIT grew 2.0% to a record $144.4 million. CIT’s EBIT margin declined 70 basis points to 17.3%, primarily due to the $7.6 million pre-tax restructuring costs related to facility rationalization efforts focused on improving operational efficiencies in the medical business. We expect to generate substantial savings beginning in 2018 from these operational efficiency improvement efforts.

“The integrations of the Micro-Coax and Star Aviation acquisitions continue to progress very well. Micro-Coax expands our high performance radio frequency (RF)/microwave applications, while Star Aviation positions CIT as the vertically integrated leader in SatCom adapter plates and wiring provisions. Synergies identified through deployment of COS at both Micro-Coax and Star Aviation have exceeded initial expectations. Micro-Coax sales are primarily in the military/defense, space, and test and measurement markets. Star Aviation sales are primarily in the commercial aerospace market.

“Of note, CIT recently received recognition from Airbus as their 2016 Electrics Supplier of the Year. This significant achievement and recognition by a key customer is a direct result of CIT’s drive for continuous improvement and commitment to exceeding customer expectations. We are extremely proud of the CIT team.

“Our overall outlook for CIT in 2017 is for net sales growth in the high single digits with growth expected in commercial aerospace, medical, military/defense and test and measurement markets.

“Carlisle FoodService Products (CFS) achieved record EBIT of $31.5 million on net sales of $250.2 million, leading to a record EBIT margin of 12.6%. Net sales grew 3.1%, EBIT grew 15% and EBIT margin increased 130 basis points versus the prior year demonstrating excellent earnings leverage. CFS recorded its sixth consecutive quarter of a year-over-year sales increase in the fourth quarter. We are extremely pleased with the record operating performance CFS accomplished this past year.

“As previously announced on January 9th, we acquired San Jamar, Inc. (San Jamar), a leading provider of universal dispensing systems and food safety products for foodservice and hygiene applications. The acquisition brings to CFS excellent brand recognition, well-entrenched sales channels, and leading positions in several hygienic, food management, and safety product categories. San Jamar offers CFS innovative new products, opportunities to expand Carlisle’s presence in San Jamar’s complementary sales channels and a history of profitable growth. In addition, Carlisle can provide new outlets for San Jamar products and contribute to San Jamar’s continuous improvement through the Carlisle Operating System.

“CFS had an outstanding year and continues to remain focused on the execution of its strategies of operational excellence and sales growth.  We expect CFS to achieve low single digit organic sales growth for the full year 2017.

“Carlisle Fluid Technologies (CFT) contributed $269.4 million in total net sales in 2016 and $33.1 million in EBIT. 2016 EBIT margin at CFT was 12.3%, reflecting ongoing investment to position the business for future growth and margin improvement. We will continue to invest in CFT’s initiatives to drive organic sales growth, new product development, vertical integration, footprint rationalization, and continued implementation of COS throughout 2017. Our goal is that these investments will begin to provide best-in-class operating performance and results in 2018. CFT also executed on their product line expansion strategy through the acquisition of the MS Powder business.

The outlook across CFT’s largest global end markets is positive as we enter 2017, and our expectations for growth are in the mid-single digit percent range.

“Carlisle Brake and Friction (CBF) net sales declined 13% in 2016 to $268.6 million as double-digit percent declines in key end markets continued throughout the year, a trend that began in 2013. As a result of the continued declines in commodities markets and recent lowered expectations for a near-term recovery in the global off-highway equipment market, we recorded a non-cash pre-tax goodwill and intangible asset impairment charge of $141.5 million in the third quarter of 2016. Excluding the impact of the non-cash impairment charge, CBF’s adjusted EBIT declined 66% to $5.8 million in 2016 and adjusted EBIT margin declined 340 basis points to 2.2%. CBF contributed positive free cash flow for the year.

“Throughout the prolonged downturn, CBF has aggressively addressed its challenging markets by realigning its cost structure. In 2017, we will take further cost realignment actions by closing the Tulsa, OK manufacturing site and relocating those operations to our existing site in Medina, OH.  CBF will also continue focusing on new sources of revenue, driving operational efficiency improvements throughout its factories and contributing positive cash flow.

“In 2017, we do not anticipate a significant recovery in key end markets, and expect a slight sales decline for the year.

“COS, the Carlisle Operating System based on lean enterprise and six sigma principles and the cornerstone of Carlisle’s culture of operational excellence, continued to drive improvements throughout the organization in 2016. Savings from COS exceeded expectations, and were a significant contributor to our EBIT performance. The COS philosophy and framework has been well received at MS Powder, Micro-Coax, Star Aviation and San Jamar, with improvements already experienced at the three acquisitions that closed in 2016. As COS evolves and continues to gain momentum within all our operating units, new improvement opportunities will present themselves, and COS is expected to increase its contribution to our earnings performance in 2017.”

Koch concluded by stating, “We are extremely pleased with the record-setting performance at Carlisle in 2016. As we begin 2017, our 100th anniversary year, the key operating philosophies in place for many years at Carlisle will continue to drive increased value to Carlisle’s shareholders. For 2017, we expect total net sales growth to be in the high single digit percent range. We expect capital expenditures will be approximately $125 to $150 million with new investments identified for expansion at CCM, CIT and CFT, and the additional cost reduction improvements at CBF related to their footprint rationalization efforts. We plan to actively pursue strategic acquisitions, continue our history of dividends and share repurchases, and expect 2017 will be another year of record performance.

Cash Flow

Cash flow provided from operations of $531.2 million for the year ended December 31, 2016 was $2.0 million higher than cash provided of $529.2 million for the prior year primarily due to higher net income excluding the goodwill impairment charge offset by greater use of cash for working capital in 2016 versus the prior period. In 2016, average working capital (defined as the average of the quarter-end balances, excluding current year acquisitions, of receivables, plus inventory less accounts payable) as a percentage of annualized sales (defined as year-to-date net sales from continuing operations, excluding current year acquisitions, calculated on an annualized basis) increased to 18.3%, as compared to 18.2% for the prior year.

Free cash flow (defined as cash provided by operating activities less capital expenditures, and comprised of continuing and discontinued operations) was $422.4 million in 2016, a decrease of $34.7 million versus the prior year. The decrease in free cash flow was primarily attributable to higher capital expenditures in 2016 versus the prior year.

Net cash used in investing activities of $293.4 million for the year ended December 31, 2016 included $185.5 million used for the acquisitions of MS Powder, Micro-Coax and Star Aviation, net of cash acquired.

In 2016, the Company repurchased 835,646 shares under our share repurchase program. The Company increased its annual dividend paid to shareholders by 18% to $1.30 per share, our 40th year of consecutive dividend increases. As of December 31, 2016, we had $385.3 million cash on hand and $600 million of availability under our revolving credit facility.

Conference Call and Webcast

The Company will discuss fourth quarter 2016 results on a conference call at 5:00 p.m. ET today. The call may be accessed live by going to the Investor Relations section of the Carlisle website  (http://www.carlisle.com/investor-relations/events-and-webcasts/default.aspx),  or the taped call may be listened to shortly following the live call at the same website location. A PowerPoint presentation will accompany the call and can be found on the Carlisle website as well.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements generally use words such as “expect,” “foresee,” “anticipate,” “believe,” “project,” “should,” “estimate,” “will,” “plans,” “forecast,” and similar expressions, and reflect our expectations concerning the future.  It is possible that our future performance may differ materially from current expectations expressed in these forward-looking statements, due to a variety of factors such as: increasing price and product/service competition by foreign and domestic competitors, including new entrants; technological developments and changes; the ability to continue to introduce competitive new products and services on a timely, cost-effective basis; our mix of products/services; increases in raw material costs which cannot be recovered in product pricing; domestic and foreign governmental and public policy changes including environmental and industry regulations; threats associated with and efforts to combat terrorism; protection and validity of patent and other intellectual property rights; the successful integration and identification of our strategic acquisitions; the cyclical nature of our businesses; and the outcome of pending and future litigation and governmental proceedings. In addition, such statements could be affected by general industry and market conditions and growth rates, the condition of the financial and credit markets, and general domestic and international economic conditions including interest rate and currency exchange rate fluctuations.  Further, any conflict in the international arena may adversely affect general market conditions and our future performance.  We refer you to the documents we file from time to time with the Securities and Exchange Commission, such as our reports on Form 10-K, Form 10-Q and Form 8-K, for a discussion of these and other risks and uncertainties that could cause our actual results to differ materially from our current expectations and from the forward-looking statements contained in this press release.  We undertake no obligation to update any forward-looking statement.

About Carlisle Companies Incorporated

Carlisle Companies Incorporated is a global diversified company that designs, manufactures and markets a wide range of products that serve a broad range of niche markets including commercial roofing, energy, agriculture, mining, construction, aerospace and defense electronics, medical technology, foodservice, healthcare, sanitary maintenance, transportation, auto refinishing, general industrial, protective coating, wood and specialty. Through our group of decentralized operating companies led by entrepreneurial management teams, we bring innovative product solutions to solve the challenges facing our customers. Our worldwide team of employees, who generated $3.7 billion in net sales in 2016, is focused on continuously improving the value of the Carlisle brand by developing the best products, ensuring the highest quality and providing unequaled customer service in the many industries we serve. Learn more about Carlisle at www.carlisle.com.

CONTACT:	Steven J. Ford
Vice President & Chief Financial Officer
Carlisle Companies Incorporated
(480) 781-5000
http://www.carlisle.com

Carlisle Companies Incorporated

Unaudited Condensed Consolidated Statements of Operations

	Three Months Ended		For the Years Ended
	December 31,		December 31,
(in millions except share and per share amounts)	2016	2015	2016	2015

Net sales	$893.5	$876.2	$3,675.4	$3,543.2

Cost of goods sold	626.4	623.4	2,518.1	2,536.5
Selling and administrative expenses	140.8	116.5	532.0	461.9
Research and development expenses	12.5	11.8	48.1	42.8
Impairment charges	-	-	141.5	-
Other (income) expense, net	(1.4)	(1.2)	(5.4)	0.1
Earnings before interest and income taxes	115.2	125.7	441.1	501.9

Interest expense, net	6.5	8.4	30.6	34.0
Earnings before income taxes from continuing operations	108.7	117.3	410.5	467.9

Income tax expense	32.2	35.6	159.7	148.3
Income from continuing operations	76.5	81.7	250.8	319.6

Discontinued operations:
(Loss) income before income taxes	(0.4)	0.1	(1.1)	0.1
Income tax benefit	(0.1)	-	(0.4)	-
(Loss) income from discontinued operations	(0.3)	0.1	(0.7)	0.1
Net income	$76.2	$81.8	$250.1	$319.7

Basic earnings per share attributable to common shares(1)
Income from continuing operations	$1.18	$1.25	$3.87	$4.89
Loss from discontinued operations	(0.01)	-	(0.01)	-
Basic earnings per share	$1.17	$1.25	$3.86	$4.89

Diluted earnings per share attributable to common shares(1)
Income from continuing operations	$1.17	$1.24	$3.83	$4.82
Loss from discontinued operations	(0.01)	-	(0.01)	-
Diluted earnings per share	$1.16	$1.24	$3.82	$4.82

Average shares outstanding (in thousands):
Basic	64,285	64,523	64,226	64,844
Diluted	64,873	65,356	64,883	65,804

Dividends declared and paid	$22.7	$19.6	$84.5	$72.3
Dividends declared and paid per share	$0.35	$0.30	$1.30	$1.10

(1)	Basic and diluted EPS calculated based on "two-class" method of computing earnings per share using the following income attributable to common shareholders:

Income from continuing operations	$75.8	$81.1	$248.6	$317.0
Net income	$75.6	$81.2	$248.0	$317.1

Carlisle Companies Incorporated

Unaudited Segment Information

	Three Months Ended		Increase		For the Years Ended			Increase
	December 31,		(Decrease)		December 31,			(Decrease)
(in millions, except percentages)	2016	2015	Amount	Percent	2016		2015	Amount	Percent
Net Sales

Carlisle Construction Materials	$488.2	$483.6	$4.6	1.0%	$2,052.6		$2,002.6	$50.0	2.5%
Carlisle Interconnect Technologies	210.3	189.6	20.7	10.9	834.6		784.6	50.0	6.4
Carlisle Fluid Technologies	71.0	73.6	(2.6)	(3.5)	269.4		203.2	66.2	32.6
Carlisle Brake & Friction	60.7	68.1	(7.4)	(10.9)	268.6		310.2	(41.6)	(13.4)
Carlisle FoodService Products	63.3	61.3	2.0	3.3	250.2		242.6	7.6	3.1
Total	$893.5	$876.2	$17.3	2.0	$3,675.4		$3,543.2	$132.2	3.7

Earnings Before Interest and Income Taxes

Carlisle Construction Materials	$93.1	$86.8	$6.3	7.3%	$430.5		$351.1	$79.4	22.6%
Carlisle Interconnect Technologies	26.0	29.8	(3.8)	(12.8)	144.4		141.6	2.8	2.0
Carlisle Fluid Technologies	9.4	11.7	(2.3)	(19.7)	33.1		20.8	12.3	59.1
Carlisle Brake & Friction	(2.9)	0.5	(3.4)	(680.0)	(135.7)	(1)	17.3	(153.0)	(884.4)
Carlisle FoodService Products	7.2	7.0	0.2	2.9	31.5		27.3	4.2	15.4
Corporate	(17.6)	(10.1)	(7.5)	(74.3)	(62.7)		(56.2)	(6.5)	(11.6)
Total	$115.2	$125.7	$(10.5)	(8.4)	$441.1		$501.9	$(60.8)	(12.1)

EBIT Margins

Carlisle Construction Materials	19.1%	17.9%			21.0%		17.5%
Carlisle Interconnect Technologies	12.4	15.7			17.3		18.0
Carlisle Fluid Technologies	13.2	15.9			12.3		10.2
Carlisle Brake & Friction	(4.8)	0.7			(50.5)		5.6
Carlisle FoodService Products	11.4	11.4			12.6		11.3
Total	12.9	14.3			12.0		14.2

(1)	Includes goodwill and intangible asset impairment charges totaling $141.5 million.

Carlisle Companies Incorporated

GAAP to Non-GAAP Reconciliation

	Three Months Ended December 31, 2016
	Carlisle Companies Incorporated						Carlisle Brake & Friction
						Diluted
			Income		Income from	Earnings
(in millions, except percentages		EBIT	Tax		Continuing	per Share from		EBIT
and per share amounts)	EBIT	Margin	Impact		Operations	Cont. Ops.	EBIT	Margin

As Reported	$115.2	12.9%	$32.2		$76.5	$1.17	$(2.9)	(4.8)%
Impairment charges	-	-	(10.1)	(1)	10.1	0.15	-	-
Excluding goodwill and intangible Impairments	$115.2	12.9%	$22.1		$86.6	$1.32	$(2.9)	(4.8)%

	Year Ended December 31, 2016
	Carlisle Companies Incorporated						Carlisle Brake & Friction
						Diluted
			Income		Income from	Earnings
(in millions, except percentages		EBIT	Tax		Continuing	per Share from		EBIT
and per share amounts)	EBIT	Margin	Impact		Operations	Cont. Ops.	EBIT	Margin

As Reported	$441.1	12.0%	$159.7		$250.8	$3.83	$(135.7)	(50.5)%
Impairment charges	141.5	3.9	8.8	(1)	132.7	2.03	141.5	52.7
Excluding goodwill and intangible Impairments	$582.6	15.9%	$168.5		$383.5	$5.86	$5.8	2.2%

(1)

The reconciling item related to income tax expense for the full year 2016 reflects the tax benefit of the impairment charges, with the fourth quarter reconciling item reflecting the difference between the full year tax benefit of $8.8 million and the first nine months of $18.9 million, resulting in tax expense of $10.1 million in the fourth quarter of 2016.

This selected Non-GAAP financial information for the fourth quarter and full year 2016 are presented to exclude the impairment charges at Carlisle Brake & Friction. Management believes adjusted results more accurately portray the ongoing operational performance and fundamentals of the underlying business and present a more useful comparison between current results and results in prior operating periods. Management also uses the non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the Company’s performance.

Carlisle Companies Incorporated

Condensed Consolidated Balance Sheets

	December 31,	December 31,
(in millions except share and per share amounts)	2016	2015
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$385.3	$410.7
Receivables, net	511.6	502.5
Inventories	377.0	356.0
Prepaid expenses	24.3	18.8
Other current assets	57.0	31.5
Total current assets	1,355.2	1,319.5

Property, plant, and equipment, net	632.2	585.8

Other assets:
Goodwill, net	1,081.2	1,134.4
Other intangible assets, net	872.2	887.8
Other long-term assets	25.0	23.4
Total other assets	1,978.4	2,045.6

TOTAL ASSETS	$3,965.8	$3,950.9

Liabilities and shareholders' equity
Current liabilities:
Short-term debt, including current maturities	$-	$149.8
Accounts payable	243.6	212.6
Accrued expenses	246.7	219.4
Deferred revenue	23.2	24.0
Total current liabilities	513.5	605.8

Long-term liabilities:
Long-term debt	596.4	595.6
Deferred revenue	172.0	159.7
Other long-term liabilities	217.0	242.4
Total long-term liabilities	985.4	997.7

Shareholders' equity:
Preferred stock, $1 par value per share (authorized and unissued 5,000,000 shares)	-	-
Common stock, $1 par value per share (authorized 200,000,000 shares; issued 78,661,248 shares; outstanding 64,257,182 and 64,051,600 shares, respectively)	78.7	78.7
Additional paid-in capital	335.3	293.4
Deferred compensation equity	10.3	8.0
Treasury shares, at cost (14,178,801 and 14,383,241 shares, respectively)	(382.6)	(327.4)
Accumulated other comprehensive loss	(122.2)	(87.1)
Retained earnings	2,547.4	2,381.8
Total shareholders' equity	2,466.9	2,347.4

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$3,965.8	$3,950.9

Carlisle Companies Incorporated

Unaudited Condensed Consolidated Statements of Cash Flows

	For the Years Ended
(in millions)	2016	2015
Operating activities
Net income	$250.1	$319.7
Reconciliation of net income to cash flows provided by operating activities:
Depreciation and amortization	137.8	129.3
Impairment charges	141.5	-
Stock-based compensation, net of tax benefit	(2.6)	2.7
Deferred taxes	(25.0)	(15.8)
Other operating activities, net	(6.0)	(1.3)
Changes in assets and liabilities, excluding effects of acquisitions:
Receivables	0.3	(11.8)
Inventories	(12.2)	23.0
Prepaid expenses and other assets	(9.2)	6.7
Accounts payable	21.6	(2.9)
Accrued expenses and deferred revenues	34.8	78.4
Other long-term liabilities	0.1	1.2
Net cash provided by operating activities	531.2	529.2

Investing activities
Capital expenditures	(108.8)	(72.1)
Acquisitions, net of cash acquired	(185.5)	(598.9)
Other investing activities, net	0.9	0.2
Net cash used in investing activities	(293.4)	(670.8)

Financing activities
Repayments of borrowings	(150.0)	(1.5)
Dividends paid	(84.5)	(72.3)
Proceeds from exercise of stock options, net	48.4	39.4
Repurchases of common stock	(75.0)	(137.2)
Other financing activities, net	-	(1.4)
Net cash used in financing activities	(261.1)	(173.0)

Effect of foreign currency exchange rate changes on cash and cash equivalents	(2.1)	(5.5)
Change in cash and cash equivalents	(25.4)	(320.1)
Cash and cash equivalents
Beginning of period	410.7	730.8
End of period	$385.3	$410.7